Exhibit 21.1 Subsidiaries of First Commonwealth Financial Corporation

Percent Ownership by Registrant

First Commonwealth Bank 601 Philadelphia Street Indiana, PA 15701 Incorporated under laws of Pennsylvania	100%

Subsidiaries of First Commonwealth Bank
First Commonwealth Insurance Agency 601 Philadelphia Street Indiana, PA 15701 Incorporated under laws of Pennsylvania	100%

First Commonwealth Community Development Corporation (Inactive) 654 Philadelphia Street Indiana, PA 15701 Incorporated under laws of Pennsylvania	100%

First Commonwealth Financial Advisors Incorporated (Inactive) 601 Philadelphia Street Indiana, PA 15701 Incorporated under laws of Pennsylvania	100%

FraMal Holdings Corporation 1100 N. Market Street, 4th Floor Wilmington, DE 19890 Incorporated under laws of Delaware	100%

First Commonwealth Capital Trust II 601 Philadelphia Street Indiana, PA 15701 Incorporated under laws of Pennsylvania	100%

First Commonwealth Capital Trust III 601 Philadelphia Street Indiana, PA 15701 Incorporated under laws of Pennsylvania	100%

Commonwealth Trust Credit Life Insurance Company 3101 North Central Avenue, Suite 400 Phoenix, AZ 85012 Incorporated under laws of Arizona	50%